October 12, 2006

Micromem Technologies Inc.
777 Bay Street, Suite 1910
Toronto, Ontario M5G-2E4

Dear Sirs:

Re:	Registration Statement on Form F-3 of Micromem Technologies Inc.

Introduction

We have acted as Canadian counsel to Micromem Technologies Inc., an Ontario corporation (the “Corporation”), for the purpose of providing this opinion to the Corporation in connection with the filing of a Registration Statement (the “Registration Statement”) on Form F-3 dated on or about the date hereof with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of:

(a)
2,342,334 common shares of the Corporation (“Issued Shares”) previously issued to Subscribers pursuant to a private placement subscription agreement between the Corporation and each Subscriber as amended by a letter from the Corporation to, and accepted by, each Subscriber (collectively, the “Subscription Agreements”), particulars of which (including the names of the Subscribers) are set forth in Schedule “A” hereto;

(b)
771,883 common shares of the Corporation (“Series A Warrant Shares”) previously issued upon the due exercise of warrants (“Series A Warrants”) and 2,342,334 common shares of the Corporation (“Series B Warrant Shares”) issuable upon the due exercise of warrants (“Series B Warrant Shares”) previously issued pursuant to the Subscription Agreements (collectively, the Issued Shares, the Series A Warrant Shares and the Series B Warrant Shares being referred to herein as the “Shares”) on terms and conditions described in the Registration Statement;

(c)
800,000 common shares of the Corporation (“Corinthian Warrant Shares”) issuable upon the due exercise of warrants (“Corinthian Warrants”) issued to the persons and corporation (collectively, the “Corinthian Group”) set forth in Schedule “B” hereto, on terms and conditions set forth in the engagement agreement (the “Engagement Agreement”) dated June 21, 2005 between the Corporation and Corinthian Holdings LLC; and

(d)
450,000 common shares of the Corporation (“Directors Shares”) issued to four directors (the “Directors”), specifically comprising 100,000 shares issued to Andrew Brandt, 100,000 shares issued to Charles Harnick, 100,000 shares issued to David Sharpless and 150,000 shares issued to George A. Kennedy upon the due exercise of stock options granted to them by the Corporation.

Each Issued Share together with a Series A Warrant and a Series B Warrant is referred to herein as a “Unit” and the Issued Shares, Series A Warrants, Series A Warrant Shares, Series B Warrants, Series B Warrant Shares, Corinthian Warrants, Corinthian Warrant Shares and the Directors Shares are collectively referred to as the “Subject Securities”.

Examinations, Assumptions and Qualifications

We have examined such statutes, public and corporate records of the Corporation and such documents and certificates of officers of the Corporation, public officials and others and considered such questions of law as we have considered relevant and necessary as a basis for the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified, photocopies or facsimiles and the authenticity of the originals of such documents and facsimiles. The following opinions exclude any knowledge which Manoj Pundit may have in his capacity as an officer and/or former director of the Corporation.

We are qualified to practice law in the Province of Ontario and to express legal opinions only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions expressed below are to be construed in accordance with such laws in effect on the date hereof. We have not made an independent examination of the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein and we do not express or imply any opinion with respect to the laws of any other jurisdiction except as expressly referred to herein.

We have examined the following:

(a)	the Subscription Agreements; and

(b)	the Engagement Agreement;

(the documents above are collectively referred to herein as the “Relevant Documents”).

We have also examined such documents and have considered such questions of law as we have considered relevant and necessary as a basis for the opinion hereinafter set forth. As to various questions of fact material to such opinion and which were not independently established, we have relied upon certificates of public officials and of an officer of the Corporation (the “Officers’ Certificate”), dated as of the date hereof, copies of which have been delivered to you today. In such examinations, we have assumed the genuineness of all signatures, the authority of persons signing documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence and the identity and capacity of all individuals acting or purporting to act as public officials.

For the purposes of rendering the opinions expressed below, we have assumed:

(a)
the representations and warranties of the Subscribers and the Corporation set forth in the Subscription Agreements are true and correct and accurate in all respects and that the distribution of Issued Shares and Warrants was effected in accordance with the terms thereof;

(b)	that the distribution of the Corinthian Warrants was effected in accordance with the terms of the Engagement Agreement;

(c)
the due and valid authorization, execution and delivery of all Relevant Documents by all parties thereto other than the Corporation and that the Relevant Documents are legal, valid and binding obligations of those parties and are enforceable in accordance with their respective terms against all such parties thereto;

(d)	all parties to the Relevant Documents other than the Corporation have fully performed their respective obligations thereunder;

(e)
all cheques, bank drafts and other methods of payment delivered in consideration for the Subject Securities were honoured or will be honoured, as the case may be, upon presentation or they did or they will, as the case may be, otherwise result in the receipt by the Corporation of the funds represented by such cheques, bank drafts or other methods of payment;

(f)
the Corporation has effected the distribution of the Units and the Series A Warrant Shares, and the Corporation will effect the distribution of the Series B Warrant Shares, in accordance with the terms of the Subscription Agreements;

(g)
the Corporation has effected the distribution of the Corinthian Warrants, and the Corporation will effect the distribution of the Corinthian Warrant Shares in accordance with the terms of the Engagement Agreement;

(h)
the offering, sale and issue of the Units, the Series A Warrants, Series A Warrant Shares and Series B Warrants have been effected, and the offering, sale and issue of Series B Warrant Shares, will be effected in accordance with all applicable laws of the United States of America and of those States of the United States where the Subscribers are resident or domiciled;

(i)
the issuance of the Corinthian Warrants has been effected in accordance with all applicable laws of the United States of America and of those States of the United States where the persons and corporations forming the Corinthian Group are resident or domiciled;

(j)
the issuance of the Directors Shares that were issued to George A. Kennedy has been effected in accordance with all applicable laws of the United States of America and of the State of the United States where George A. Kennedy was resident or domiciled;

(k)
the representations, warranties, covenants and acknowledgements of each Subscriber set forth in the Subscription Agreements and in any certificate signed and delivered by it pursuant to the Subscription Agreements are true and correct and accurate in all respects and the Subscriber is purchasing Units for the subscription price set forth in the Subscription Agreements;

(l)
with respect to the issuance of any Subject Securities by the Corporation, at the time of any such issuance or trade, no order will have been issued by the Ontario Securities Commission (the “Ontario Commission”) or any other regulatory body having jurisdiction or any court having the effect of “cease trading” or otherwise restricting such issuance or trade;

(m)	the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials;

(n)
that no effective order, ruling or decision is issued or granted by a court or regulatory or administrative authority that has the effect of precluding or restricting the issuances or trades referred to our opinion; and

(o)
that the Subject Securities and the terms thereof, except any statement as to the validity of the issuances of the Subject Securities, have been accurately described in the Registration Statement are true and accurate.

We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

We are solicitors qualified to carry on the practice of law only in the Province of Ontario and our opinion herein is restricted to the laws of such province and the federal laws of Canada applicable therein.

Other than our review of the Relevant Documents and the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Corporation. No inference of our knowledge as to such facts and circumstances should be drawn merely from our representation of the Corporation in respect of certain aspects of the offering, sale and issuance of the Units under the Subscription Agreements, the issuance of the Corinthian Warrants under the Engagement Agreement, the issuance of the Directors Shares to the Directors or any other matter or transaction involving the Corporation. We do not purport to express, and therefore no inference should be drawn merely from the rendering of our opinions set forth below as to, any opinion on the compliance of the Registration Statement with applicable laws, rules and regulations or as to its completeness or accuracy.

The opinions expressed below as to the issuance of the Series A Warrant Shares, the Series B Warrant Shares and the Corinthian Warrant Shares in the future are based upon the current laws of the Province of Ontario and federal laws of Canada applicable therein. We can give no assurance that such prospective issuances will not be affected by future amendments to, or by additional, orders, rulings, rules, polices or interpretation notes made or issued pursuant to such laws.

Our Opinions

Based and relying upon and subject to the foregoing, we are of the opinion that: (i) the Issued Shares, the Series A Warrant Shares and the Directors Shares have been validly issued as fully paid and non-assessable shares of the Corporation; (ii) the Series B Warrant Shares, following payment of the subscription price therefor and the issuance and delivery of such shares in accordance with the terms set forth in the Subscription Agreements, will be validly issued as fully paid and non-assessable shares of the Corporation; and (iii) the Corinthian Warrant Shares, following payment of the subscription price therefor and the issuance and delivery of such shares in accordance with the terms set forth in the Engagement Agreement, will be validly issued as fully paid and non-assessable shares of the Corporation.

Our Consent

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Chitiz Pathak LLP

Schedule “A”
To Legal opinion of Chitiz Pathak LLP to
Micromem Technologies Inc. dated October 12, 2006

List of Subscribers

Name of Subscriber	Number of Units Issued to the Subscriber	Purchase Price paid for Units (U.S.) $	Date of Subscription Agreement

Scott A. Ziegler	350,000	$210,000	December 23, 2004
Ziegler & Ziegler Profit Sharing Plan	91,667	$55,000	December 23, 2004
Paul M. Egeland	50,000	$30,000	December 23, 2004
The Robert & Nana Sullivan Family Trust DTD 12-30-97	100,000	$60,000	December 23, 2004
Pamela Calabrese	20,000	$12,000	December 23, 2004
Lawrence M. Cushman	100,000	$60,000	December 23, 2004
VBS a Partnership	50,000	$30,000	December 23, 2004
Steven B. Kase	50,000	$30,000	December 23, 2004
Michael L. Thorrez	166,667	$100,000	December 23, 2004
Richard Calabrese	50,000	$30,000	December 23, 2004
Oliver Nepomuceno	300,000	$195,000	January 26, 2005
OCRA Holding Corp.	1,000,000	$650,000	January 26, 2005
Denis Bleifuss	7,000	$5,250	January 31, 2005
Elina Ayzenberg	7,000	$5,250	January 31, 2005
TOTAL	2,342,334	$1,427,500

Schedule “B”
To Legal opinion of Chitiz Pathak LLP to
Micromem Technologies Inc. dated October 12, 2006

Corinthian Group

Name of Person	Number of Corinthian Warrants to be Issued

Scott A. Ziegler	450,000

Corinthian Holdings LLC	150,000

Mitchell Manoff	75,000

George Boychuk	50,000

Richard Calabrese	50,000

Pamela Calabrese	25,000
TOTAL	800,000